CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

RIVER HOLDING CORP

Pursuant to Section 242 of the General Corporation
Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

FIRST:            The name of the corporation is River Holding Corp. (the “Company”).

SECOND:     The amendment to the Certificate of Designation to be effected hereby is as follows:

The second sentence of section (a) of the Certificate of Designation of the Company is hereby deleted and replaced in its entirety with the following:

“The number of shares constituting the Initial Holding Preferred Stock shall be 800,000, and the number of shares constituting the Series B Stock shall be 800,000 (when issued).”

The last two sentences of section c(i) of the Certificate of Designation of the Company are hereby deleted and replaced in their entirety with the following:

“Any dividend on the Holding Preferred Stock payable pursuant to this paragraph (c)(i) on or prior to April 15, 2004 shall be, at the option of Holding, payable (1) in cash or (2) through the issuance of a number of additional shares (including fractional shares) of Holding Preferred Stock (the “Additional Shares”) equal to the dividend amount divided by the Liquidation Preference of such Additional Shares. With respect to dividends payable after April 15, 2004, all dividends shall be payable solely in cash.”

Section (f)(ii)(A)(1) of the Certificate of Designation of the Company is hereby deleted and replaced in its entirety with the following:

“dividends on the Holding Preferred Stock are in arrears and unpaid and, in the case of the dividends payable after April 15, 2004, are not paid in cash for six or more Dividend Periods (whether or not consecutive)(a “Dividend Default”);”

Section (m)(ii)(1) of the Certificate of Designation of the Company is hereby deleted and replaced in its entirety with the following:

“up to 800,000 shares of Initial Holding Preferred Stock for original issue and”;

THIRD:          The amendment effected herein was authorized by the affirmative vote of the holders of a majority of each class of the outstanding shares entitled to vote thereon pursuant to Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH:     The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 7th day of April, 2003.

By:	/s/ CHARLES A. FRENCH

Name: Charles A. French Title: President